Item 77M - Scudder Tax Free Trust (Scudder Intermediate Tax
/AMT Free Fund)

Registrant incorporates by reference its Registration
Statement
 on Form N-14 its Proxy Statement
dated September 2004, filed on October 18, 2004 (Accession No.
 0001193125-04-172908).

Shareholder Meeting Results:

A Special Meeting of Shareholders of the Scudder
 Municipal Bond Fund
, of Scudder MG
Investments Trust, was held on December 10, 2004. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1.	To approve an Agreement and Plan of Reorganization and the
2.	 transactions it contemplates,
including the transfer of all of the assets of Scudder  Municipal
 Bond Fund to Scudder Intermediate
Tax/AMT Free Fund, in exchange for shares of Scudder Intermediate
Tax/AMT Free Fund and the
assumption by Scudder Intermediate Tax/AMT Free Fund of all of the liabilities of Scudder
Municipal Bond Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Scudder Municipal
Bond Fund in
complete liquidation of Scudder
Municipal Bond Fund.

Affirmative 		Against 	Abstain
13,702,702.682		349,708.701	137,169.781


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